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                                                                   EXHIBIT 10.26
Lucent Technologies, Inc.
1701 Golf Rd., Suite 205
Rolling Meadows, Illinois 80008


December 21, 1999



Mr. Dean Russell
Chief Operating Officer
UbiquiTel Holdings, Inc.
3 Bala Plaza, Suite 502
Bala Cynwyd, PA 19004

Dear Mr. Russell:

I AM FORWARDING A REVISED WIRELESS PROFESSIONAL SERVICES QUOTE TO CLARIFY THE MONTHLY PRICE AND FLEXIBLE START/END DATE FOR EACH PROGRAM MANAGER. CHANGES MADE TO THE COVER LETTER PRICE AND QUOTE HAVE BEEN UNDERLINED.

The attached proposal encompasses the current Reno/Tahoe buildout and the 5 markets as defined in the attachment entitled "Amended Exhibit 2.1".

As you know, the project time-tables are very aggressive. We should already be jointly planning the Phase I and Phase II projects. If we let any issue, no matter how minor it seems today, fall through the cracks the network launch dates could be jeopardized.

We are proposing two Project Managers for your network buildout. Shari Pace would be the Lead Project Manager with responsibility for the Western markets. Shari would also be UbiquiTel's primary project management contact for all UbiquiTel markets. The 2nd Project Manager (TBD) would be responsible for the Southern Indian and Kentucky markets. There are two sample "high level" Gantt chats for your review. The first chart shows a schedule for the Indiana/Kentucky Phase II buildout (100 base stations, 1
MSC). The second chart is for the Northern California Phase I buildout (30 base stations, 0 MSC). THE START/STOP DATES FOR EACH PROGRAM MANAGER ARE INDEPENDENT OF ONE ANOTHER AND WILL BE AGREED TO BETWEEN LUCENT AND UBIQUITEL. THE 24 MONTH DURATION OF THIS PROJECT IS AN ESTIMATE AND WILL BE PRORATED TO THE EXACT DURATION.

Lucent's Program Management Organization has a long history of successful wireless network implementations and depth that will undoubtedly play a role in successful completion of this project. Dick Seim (Director of Program Management) and I hope to meet with you, at your earliest convenience, to review our support plan and how the depth of the Program Management Organization will support the project.



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To accept this quotation, please sign below.


___________________________________
Signature/Date


___________________________________
Title



Sincerely,



J. Ryan Stewart

Attachment

NOTE: Shari Pace will begin January 11, 2000. Length of contract will be established on buildout.

















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                              SERVICES PRICING SUMMARY





-------------------------------------------------------------------------------
                     NO. OF         NO. OF
                     MONTHS         PROGRAM        MONTHLY            TOTAL
     SERVICE        DEPLOYED        MANAGERS        PRICE             PRICE
-------------------------------------------------------------------------------
 PROGRAM
 MANAGEMENT

 18 MONTHS             24               2          $17,216 PER      $619,776
 BILLED, 6                                           PROGRAM
 MONTHS                                              MANAGER
 PROVIDED FREE

 * TRAVEL &
 LIVING
 INCLUDED
-------------------------------------------------------------------------------


PROGRAM MANAGEMENT PRICING ASSUMPTION:

DUE TO THE EXTREME VARIABILITY IN SCOPE, THIS SERVICE IS PRICED USING THE TIME AND MATERIAL METHOD. PRIOR TO PROJECT INCEPTION, UBIQUITEL AND LUCENT TECHNOLOGIES MUST AGREE TO THE EXPECTED DURATION OF THE PROJECT. ANY PARTIAL MONTHS WOULD BE PRORATED. A PURCHASE ORDER MUST BE SIGNED PRIOR TO START OF WORK EFFORTS.



















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                                 PROGRAM MANAGEMENT
               (System Element Filed Installation and Commissioning)



                                   SCOPE OF WORK

Program Management is defined as the coordination, scheduling, tracking and controlling of a Wireless Project with the presence of a local project manager in the local market to ensure the task of meeting schedules and budgets are accomplished. Vendor Wireless Program Managers (WPM's) will be responsible for tracking cell site development from the RF engineering phase through site acquisition, construction, BTS installation, integration and optimization. All vendors and contractors will have been selected and contracted by UbiquiTel.

The Vendor Wireless Program will be a delegate of the UbiquiTel Regional Implementation Manager. The Implementation Manager is free to customize the role of the WPM by assigning whichever responsibilities they choose to Lucent. The WPM will represent the Implementation Manger's interest in meetings and correspondence with all key contractors, vendors and other Owner units. The WPM will provide written and verbal communication to the project status at whatever responsibilities they choose to Lucent. The WPM will represent the Implementation Manager's interest in meetings and correspondence with all key contractors, vendors and other Owner units. The WPM will provide written and verbal communication to the project status at whatever intervals requests. The WPM will also provide at least monthly management review sessions to be conducted in person at the Regional Headquarters.

PROGRAM MANAGEMENT ROLE

The WPM is expected to ensure discipline across the deployment of the project. Criteria in this area include:

-    Meeting performance standards
-    Ensuring consistency in application
-    Achieving excellence in execution
-    Working for continuous improvement

ACCOUNTABILITY

The Wireless Program Manager assumes accountability for the entire project. The areas of accountability are:

-    Defining the project scope
-    Assembling and directing the project team

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-    Engaging all support organizations
-    Identifying resource requirements
-    Serving as the primary customer liaison
-    Reporting project status
-    Managing all changes
-    Acquiring customer's acceptance

PROGRAM MANAGEMENT SERVICE COMPONENTS

-    PROJECT CONTROL

     Project Control consists of all the activities required to manage the program costs and schedule.

     (1) CHANGE CONTROL - Provides support that not only includes the management of changes as per the contact, but also ongoing assessment and trending of changes.

     (2)  MANAGEMENT OF SCHEDULES AND REPORTS

            -    Master Project Schedule
            -    Schedule for the functional service areas
            -    Charts that reflect progress against plan
            -    Weekly status reports, which could include:
                      RF Plan, Site Acquisition, Spectrum Clearance Plan, Microwave Facilities-Design Activities, Microwave Facilities - Detailed Engineer Plan, Site Construction, Network Design Plan, Cell Engineering Plan, Switch Engineering Plan, Cell Plan, Optimization Plan

-    CONTRACT ADMINISTRATION

     Contract Administration functions interpret and maintain the contract to ensure that there is total understanding of planned deliverables. This function ensures that every member of the team understands their responsibilities and addresses the proper objectives.

     -    Provide claims management
     -    Perform project administration
     -    Provide records management
     - Contract administration functions ensure that every member of the team understands their responsibilities and addresses the proper objectives.

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-    ACCOUNTING/CONTROLLER MANAGEMENT

     This function is utilized in order to analyze all vendor and subcontractor billing to verify product delivery and performance as per the purchase agreements.

-    MANAGEMENT OF LUCENT SERVICES

     Management of the Lucent Services and equipment deployed to the UbiquiTel Wireless Network.

-    EXPERIENCE AND EDUCATION

     The WPM is a veteran project manager with two years service working on Wireless projects as well as extensive project management experience in other areas of the telecommunications industry. The WPM has proven to have strong leadership, organizational and personal relations skills and has achieved or is in pursuit of accreditation of a Professional Project Manager (PMP).














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